ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation




Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A., JD



March 29, 2006


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of March 27, 2006, on the audited consolidated financial statements of Triad Industries, Inc., as of December 31, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/_Armando C. Ibarra________
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ARMANDO C. IBARRA, C.P.A.